Exhibit 10.36

TO	RAILROAD COMMISSION OF TEXAS
Attention Oil & Gas Division
	Permitting /Production, P-5 Financial Assurance Section	P-5LC
	P O. Box 12967	rev 1/2008
	Austin, TX 78711-2967	IRREVOCABLE DOCUMENTARY
BLANKET LETTER OF CREDIT

We hereby establish our Irrevocable Documentary Blanket Letter of Credit in favor of the Railroad Commission of Texas, Austin, Texas the account of RESACA OPERATING COMPANY (operator’s name), for the aggregate amount of TWO HUNDRED FIFTY THOUSAND AND 00/100 Dollars ($250,000.00) available by your drafts at sight on the bank when drawn in accordance with the terms and accompanied by the documents listed below:

A.           This Blanket Letter of Credit is issued in connection with the filing of a P-5 Organization Report (P-5) with the Commission as required by -§91.142, Texas Natural Resources Code (TNRC) in order to perform operations within the jurisdiction of the Railroad Commission of Texas, including but not limited to (1) operations listed in the Commission’s P-5 Organization Report records (P-5 records) for the operator, and/or (2) wells listed on the Commission’s Oil and Gas Proration Schedules (Schedules), and any additional wells that may be obtained prior to the expiration of this Blanket Letter of Credit and carried on the Oil and Gas Proration Schedules. Said P-5 records and Schedules are incorporated herein by reference as if fully set forth at length.

1. Organization Name, exactly as shown on Form P-5 Organization Report	2. P-5 Number, if assigned	3. Total # of operator’s wells:	Total aggregate depth of all wells:
RESACA OPERATING COMPANY	703238	490

4. Other Commission-regulated operations. See bond instruction sheet, paragraph F. [check appropriate operations, example: operating a pipeline I]	Other operations not included in (A) – (L).
(A) ☐ (B) ☐ (C) ☐ (D) ☐ (E) ☐ (F) ☐
(G) ☐ (H) ☐ (I) ☐ (J) ☐ (K) ☐ (L) ☐

B.        The operator and the issuer of this Blanket Letter of Credit acknowledge and agree that, due to amendments to the Texas Natural Resources Code, amendments to Commission Rules, and/or changes to the operator’s Commission-regulated operations, including without limitation the acquisition of additional wells, operator may be required during the effective term of this Blanket Letter of Credit to provide additional financial security beyond the face amount of this Blanket Letter of Credit before its P-5 Organization Report will be accepted and approved.

C.        This Blanket Letter of Credit is specifically issued at the request of the operator as guaranty that this fund will be available during the time that the operator is performing Commission-regulated operations. We are not a party to, nor bound by, the terms of any agreement between you and the operator out of which this Blanket Letter of Credit may arise.

D.       Drafts drawn under this Blanket Letter- of Credit must be accompanied by an affidavit from the Railroad Commission of Texas or an authorized representative, stating that:

1.               a well or other oil and gas operation or activity subject to this Letter of Credit is likely to pollute or is polluting any ground or surface water or is allowing uncontrolled escape of formation fluids from the strata in which they were originally located; or

2.               a well or other oil and gas operation or activity subject to this Letter of Credit is not being maintained in compliance with Commission rules or state law relating to plugging or the prevention or control of pollution; or

3.               a well or other oil and gas operation or activity subject to this Letter of Credit is not polluting any ground or surface water or allowing uncontrolled escape of formation fluids from the strata in which they were originally located, but the operator has failed to maintain current operator status as reflected on the Commission’s P-5 records;

AND

4.               the draft is in the estimated cost of plugging each well (an amount otherwise impossible to determine as to the exact amount but which is estimated by multiplying the total depth by $2.50 per foot), closing any other operation or activity or controlling, abating, or cleaning up pollution.

We will be entitled to rely upon the statements contained in the affidavit and will have no obligation to independently verify any statements contained therein.

(over)

Each draft hereunder must be endorsed on the reverse side of this Blanket Letter of Credit, and this Blanket Letter of Credit must be attached to the last draft when the credit has been exhausted. Drafts may be presented at the office of this bank no later than 2:00 pm. (local time) on MARCH 1, 2010 (date must be 90 days after the operator’s P-5 expiration date), and bear the clause “Drawn under the AMEGY BANK N.A. (Bank name), Bank Letter of Credit No. SC 6123, dated DECEMBER 30, 2008”

We hereby engage with the bona fide holders of this draft and/or documents presented under and in compliance with the terms of this Blanket Letter of Credit that such draft and/or documents.will be duly honored upon presentation to us.

Our obligations hereunder shall not be subject to any claim or defense by reason of the invalidity, illegality, or unenforceability of any of the agreements upon which this Blanket Letter of Credit is based. This Documentary Blanket Letter of Credit is subject to the “Uniform Customs and Practice for Documentary Credits” (2007 Revision) fixed by the International Chamber of Commerce (Publication #600), when not in conflict with the express terms hereof or with the provisions of Article Five of the Texas Business and Commerce Code.

Bank name	AMEGY BANK N.A.

By	/s/ Brian Duncan /s/ James A. Ardissono

(Name)	Brian Duncan, SVP James A. Ardissono, VP

(Title)	(713) 232-2095
Tel. Area Code Number

(seal)

ATTEST

Address of Bank

4400 Post Oak Parkway, 2nd Floor
Assistant Cashier or Cashier

Houston, Texas 77027
Date: month day year